EXHIBIT 8.1

Novartis AG Lichstrasse 35 4065 Basel Switzerland		Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020
		Tel	212 610 6300
		Fax	212 610 6399

Our ref	0066057-0000042 NY:10946366.5

February 16, 2011

Ladies and Gentlemen:

We have acted as United States tax counsel to Novartis AG (the Issuer), in connection with the preparation of the Registration Statement of the Issuer on Form F-4, file no. 333-171381, as amended (the Registration Statement), filed with the U.S. Securities and Exchange Commission (the Commission).  The Registration Statement relates to the registration under the Securities Act of 1933, as amended, of shares of the Issuer, par value CHF 0.50 per share (the Shares), to be delivered in connection with the merger of Alcon, Inc. with and into the Issuer.

As United States tax counsel, we have advised the Issuer with respect to certain general United States tax consequences of the proposed issuance of the Shares.  This advice is summarized under the heading “Special Factors—Tax Considerations—Material United States Federal Income Tax Consequences” in the Registration Statement (the Discussion).  We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Registration Statement.  We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Allen & Overy LLP

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